Exhibit 2.3

Execution Version

16 January 2009

Between

PRIVATE EQUITY MANAGEMENT GROUP FINANCIAL CORPORATION and IGT-UK GAMING LIMITED and PROGRESSIVE GAMING INTERNATIONAL CORPORATION

Share Purchase Agreement

for the sale and purchase of all of the issued shares of PGIC Holdings Limited

FULBRIGHT & JAWORSKI INTERNATIONAL LLP

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18062263.6

Exhibit 2.3

THIS AGREEMENT is dated 16 January 2009

PARTIES

(1)	PRIVATE EQUITY MANAGEMENT GROUP FINANCIAL CORPORATION, a corporation incorporated in California, as administrative agent for the Lenders (“Seller”).

(2)	IGT-UK GAMING LIMITED, a company incorporated and registered in England and Wales (“Buyer”).

(3)	PROGRESSIVE GAMING INTERNATIONAL CORPORATION, a corporation incorporated in Nevada (“Borrower”),

RECITALS

(A)	The Borrower and certain of its subsidiaries entered into a Credit Agreement, dated as of 4 August 2008 (as amended, restated, supplemented, or otherwise modified from time to time, including all exhibits and schedules thereto, the “Credit Agreement”), with, among others, the Lenders party thereto, and the Seller, as administrative agent for the Lenders.

(B)	In connection with the entry into by the Borrower of the Credit Agreement, the Borrower executed and delivered to the Seller an equitable mortgage of shares and securities (the “Share Mortgage”) under which the Borrower granted an equitable mortgage in favour of the Seller over the share capital (and the rights related thereto) held by the Borrower in PGIC

Holdings Limited (the “UK Subsidiary”). The Share Mortgage secures, among other things, payment and discharge of the Obligations arising under the Credit Agreement.

(C)	The Borrower has defaulted under its Obligations pursuant to the Credit Agreement and an Event of Default has occurred under the Credit Agreement and is continuing.

(D)	Seller has exercised the rights granted to it under the Share Mortgage, and, in enforcing the security created by the Share Mortgage, wishes to sell, pursuant to its power of sale under the Share Mortgage, and its rights under any other applicable law (including without limitation the Law of Property Act 1925 (the “LPA”)), the share capital held by the Borrower in the UK

Subsidiary (and the rights related thereto), and the Buyer wishes to purchase those assets, on the terms and conditions of this agreement.

(E)	It is intended that this agreement take effect as a deed notwithstanding that a party may only execute this agreement under hand.

AGREED TERMS

1.	INTERPRETATION

1.1	Capitalised terms used but not defined herein have the meanings ascribed to them in the Credit Agreement. In this agreement, the following words and expressions and abbreviations have the following meanings, unless the context otherwise requires;.

“Bill of Sale” means the Secured Party Assignment and Bill of Sale dated on or about the date of this agreement and executed by the Seller and IGT; “Bill of Sale Purchase Price” means the consideration for the Purchased Assets (as that term is defined under the Bill of Sale) as specified in Section 3 of the Bill of Sale; “Completion” means the completion of the sale and purchase of the Shares and Securities and the Related Rights in accordance with this agreement; “Debentures” has the meaning given to that term in clause 4.4;

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“Encumbrance” means any mortgage, charge (fixed or floating), pledge, lien, hypothecation, guarantee, trust, right of set-off or other third party right or interest (legal or equitable) including any assignment by way of security, reservation of title or other security interest of any kind, howsoever created or arising, or any other agreement or arrangement (including a sale and repurchase agreement) having similar effect; “IGT” means International Game Technology, a corporation incorporated in Nevada; “IGT Share Mortgage” has the meaning given to that term in clause 5.1(e); “Purchase Price” means one hundred and forty thousand dollars ($140,000); “Related Rights” means in relation to any of the Shares and Securities:

(a) all assets deriving from such Shares and Securities including all allotments, accretions, offers, rights, dividends, distributions, interest, income, benefits and advantages whatsoever at any time accruing, offered or otherwise derived from or incidental to such Shares and Securities;

(b) all stocks, shares, rights, money or property accruing or offered at any time by way of conversion, redemption, bonus, preference, exchange, purchase, substitution, option, interest or otherwise in respect thereof; and

(c) any dividend, interest or other income in respect of any asset referred to in paragraph (b) above;

“Shares and Securities” means all stocks, shares and other securities issued by the UK Subsidiary; and “UK Subsidiaries” means the UK Subsidiary, Progressive Gaming International (Group) Ltd and Progressive Gaming International (UK) Limited.

1.2	Clause, schedule and paragraph headings do not affect the interpretation of this agreement.

1.3	A reference to a clause or a schedule is a reference to a clause of, or schedule to, this agreement. A reference to a paragraph is to a paragraph of the relevant schedule, and a reference to an appendix is to the relevant appendix to this agreement.

1.4	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person's personal representatives, successors or permitted assigns.

1.5	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated.

1.6	Words in the singular include the plural and in the plural include the singular.

1.7	A reference to one gender includes a reference to the other gender.

1.8	A reference to a particular statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time taking account of any amendment or re-enactment and includes any statute, statutory provision or subordinate legislation which it amends or re- enacts and subordinate legislation for the time being in force made under it.

1.9	A reference to writing or written includes faxes but not e-mail.

1.10	Documents in agreed form are documents in the form agreed by the parties to this agreement and initialled by them or on their behalf for identification.

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1.11	Where the words include(s), including or in particular are used in this agreement, they are deemed to have the words "without limitation" following them.

1.12	Any obligation in this agreement on a person not to do something includes an obligation not to agree or allow that thing to be done.

1.13	Where the context permits, other and otherwise are illustrative and shall not limit the sense of the words preceding them.

2.	AGREEMENT TO SELL AND PURCHASE

2.1	Upon the terms and subject to the conditions of this agreement, the Seller shall sell, and the Buyer shall purchase, the Shares and Securities with effect from Completion, together with all of the Related Rights.

2.2	The Buyer shall not be obliged to complete the purchase of any of the Shares and Securities unless the Seller completes the sale of all of the Shares and Securities simultaneously.

2.3	Pursuant to clause 2.1, the Seller hereby transfers and assigns the Related Rights to the Buyer, with effect from Completion.

2.4	The Borrower hereby:

(a)	acknowledges that an Event of Default has occurred under the Credit Agreement, and is continuing; and

(b)	agrees to waive the requirements under clauses 2.3, 2.5, 4.1(a)(i) and 4.2(b) of the Share Mortgage that the Seller give the Borrower 5 Business Days’ notice prior to taking any action permitted under such clauses, including the sale of the Shares and Securities and the Related Rights at Completion, as contemplated under this agreement.

2.5	Seller hereby suspends Borrower’s rights under clause 2.5 of the Share Mortgage, and, by execution hereof, the Borrower hereby acknowledges receipt of such notice of suspension.

3.	PURCHASE PRICE

3.1	The consideration payable by the Buyer for the Shares and Securities and the Related Rights shall be the Purchase Price, which shall be paid in immediately available funds on Completion.

4.	COMPLETION

4.1	Completion shall take place at the time and date of execution of the Bill of Sale or as soon thereafter as is possible, or at such other time and date as may be agreed in writing between the Buyer and the Seller

4.2	At Completion:

(a)	The Seller shall deliver to the Buyer of or make available to the Buyer or its designee:

	(i)	stock transfer forms relating to all of the Shares and Securities duly executed, dated and completed in favour of the Buyer (or as it may direct);

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(ii)	all stock and share certificates relating to the Shares and Securities;

(iii)	any executed and undated resignation letters and letters of authority for any directors of the UK Subsidiary which have been delivered by the Borrower to the Seller pursuant to clause 2.3(iv) of the Share Mortgage;

(iv)	any letters of authority and irrevocable proxy delivered by the Borrower to the Seller pursuant to clause 2.3(a)(ii) and (iii) of the Share Mortgage, and any other documents provided by the Borrower to the Seller under clause 2.3(a)(v) of the Share Mortgage;

(v)	share certificates relating to all of the issued shares in the capital of each of Progressive Gaming International (Group) Ltd and Progressive Gaming International (UK) Ltd, and any undated stock transfer forms in relation to any of the issued shares in the capital of either of these companies which are in the possession of the Seller;

(vi)	to the extent in the Seller’s possession at Completion, the common seals, certificates of incorporation and statutory books and share certificate books of each UK Subsidiary; and

(vii)	an executed copy of a deed of release entered into by the Seller, in the agreed form, which unconditionally and irrevocably releases: (1) the Shares and Securities and the Related Rights from the security created by (or purported to be created by) the Share Mortgage and (2) the security created by (or purported to be created by) the debentures executed and delivered by the Borrower and the UK Subsidiaries in favour of the Seller (the “Debentures”) as security and collateral for the Obligations under the Credit Agreement.

(b)	The transfer and assignment of the Related Rights provided for in clause 2.3 shall take effect.

4.3	The Buyer’s obligation to pay the Purchase Price under clause 3.1 shall be satisfied by IGT paying the Bill of Sale Purchase Price pursuant to and in accordance with the Bill of Sale.

5.	WARRANTIES AND REPRESENTATIONS

5.1	The Seller hereby represents and warrants to the Buyer as follows:

(a)	The Seller has been irrevocably constituted as agent of the parties which hold the Obligations;

(b)	The Obligations are secured by a valid security interest in the Shares and Securities and the Related Rights under the Share Mortgage and the applicable provisions of English law and the New York Uniform Commercial Code, to the extent such laws govern the creation of the Seller’s security in the Shares and the Securities and the Related Rights;

(c)	The Obligations are in default;

(d)	The Seller hereby conveys the Shares and Securities to the Buyer in accordance and in compliance with the provisions of the Share Mortgage and all applicable law;

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(e)	So far as the Seller is aware, the Shares and Securities and the Related Rights are free and clear of all Encumbrances, save for the security interests created by the Share Mortgage and the equitable mortgage of shares and securities dated 30 September 2008 by the Borrower in favour of IGT (the “IGT Share Mortgage”);

(f)	The Seller has given notice to all persons required by all applicable law, except to the extent it has obtained waivers of notice as permitted by applicable law and the Seller has not made any prior assignment, sale, pledge or other disposition of the Obligations or the Shares and Securities and the Related Rights;

(g)	The Recitals hereto are correct;

(h)	The Seller has full power and authority to enter into this agreement and to perform its obligations under this agreement and to consummate the transactions contemplated hereby. The execution and delivery of this agreement and the performance of the Seller’s obligations hereunder has been duly authorized by all necessary actions by the Seller and the Lenders; and

(i)	This agreement is the legal, valid and binding agreement of the Seller enforceable against the Seller and the Lenders in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights generally.

5.2	The Shares and Securities are being sold “AS IS WHERE IS and WITH ALL FAULTS”, and without any express or implied representation or warranty of any nature except those set forth in this clause 5. No person acting on behalf of the Seller is authorised to make, and, by execution hereof, the Buyer acknowledges that no person has made, any representation (express or implied), agreement, statement, warranty, guarantee or promise regarding the Shares and Securities and the UK Subsidiary, its financial condition and prospects, except for the express representations and warranties of the Seller set forth in this Agreement. Upon and following Completion, and except as expressly provided in this agreement, all risk of loss with respect to the Shares and Securities (as between the Seller (on the one hand) and the Buyer (on the other hand)) shall be exclusively borne by the Buyer.

6.	FURTHER ACTION

From time to time from the date of this agreement, as and when requested by the Buyer, the Seller, shall use reasonable efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the Buyer may reasonably deem necessary to consummate the transactions contemplated by this agreement.

7.	GRANT OF POWERS OF ATTORNEY

7.1	The Seller, for itself and its successors and assigns, irrevocably constitutes and appoints the Buyer and its successors and assigns, and each of them, the true and lawful attorney of the Seller and each of the English Subsidiaries and each of their respective successors and assigns, with full power of substitution and gives and grants unto the Buyer and its successors and assigns, and each of them, full power and authority in the name of the Seller and each of the English Subsidiaries and each of their respective successors and assigns, at any time and from time to time, to demand, sue for, recover, and receive any and all rights, demands, claims, causes of action, and warranties of every kind and description whatsoever incident or

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relating to the Shares and Securities, for the purpose of fully vesting in the Buyer and its successors and assigns, all and singular, all the right, title, and interest in and to the Shares and Securities and the Related Rights, in each case to the extent of the rights, power and authorities lawfully granted to or reserved by the Seller pursuant to the Share Mortgage or applicable law.

7.2	Pending registration of the Shares and Securities in the name of the Buyer or its nominee following Completion, the Borrower, for itself and its successors and assigns, irrevocably constitutes and appoints the Buyer and its successors and assigns, and each of them, the true and lawful attorney of the Borrower, with full power of substitution and gives and grants unto the Buyer and its successors and assigns, and each of them, full power and authority in the name of the Borrower and any respective successors and assigns, at any time and from time to time, to exercise all voting rights available in respect of the Shares and Securities. The power of attorney granted under this clause 7.2 shall cease to have effect upon the registration of the Shares and Securities in the name of the Buyer or its nominee.

8.	RELEASE OF SELLER’S SECURITY

8.1	The Seller agrees to execute all such documents and do all such acts and things as the Buyer may, at any time after the date of this agreement, reasonably require to effect the release of the security created by (or purported to be created by) the Share Mortgage and the Debentures including, but not limited to, filing the relevant statutory release forms with the UK Registrar of Companies.

8.2	With effect from Completion, the Seller confirms that it has no further right to (a) receive or retain dividends, interest and other income deriving from the Shares and Securities and (b) exercise any voting or other rights and powers attached to the Shares and Securities. The Seller further undertakes that, with effect from Completion, it shall hold the benefit of any dividends, interest or other income deriving from the Shares and Securities which it receives on trust for the Buyer and its successors in title absolutely.

9.	NO DISCHARGE OF IGT ENCUMBRANCES

9.1	Notwithstanding any provision of this agreement, the encumbrances and security interests of the Buyer and its successors in any Collateral, including any security interest created under the IGT Share Mortgage and the debentures granted by the Borrower and the UK Subsidiaries in favour of IGT dated 30 September 2008, will not be released, discharged or extinguished unless and until the “Obligations” of Grantors to IGT under the Note and Warrant Purchase Agreement dated August 4, 2008, as amended, executed by, among others, the Borrower and IGT are paid and discharged in full.

10.	ASSIGNMENT

10.1	This agreement is personal to the parties and accordingly, subject to clause 10.2, no party without the prior written consent of the other shall assign, transfer, charge or declare a trust of the benefit of all or any of any other party’s obligations nor any benefit arising under this agreement.

10.2	The Buyer may (without the consent of the Seller) assign the benefit of all or any of the Seller’s obligations or any benefit it enjoys under this agreement.

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11.	COSTS

Unless expressly otherwise provided in this agreement each of the parties shall bear its own legal, accountancy and other costs, charges and expenses connected with the sale and purchase of the Shares and Securities.

12.	ENTIRE AGREEMENT

12.1	This agreement, and any documents referred to in it, constitute the whole agreement between the parties and supersede any previous arrangement, understanding or agreement between them relating to the subject matter they cover.

12.2	Nothing in this clause operated to limited or exclude any liability for fraud.

13.	VARIATIONS

This agreement may be varied only by a document signed by or for and on behalf of each of the Seller and the Buyer.

14.	WAIVER

14.1	A waiver of any term, provision or condition of, or consent granted under, this agreement shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given.

14.2	No failure or delay on the part of any party in exercising any right, power or privilege under this agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

14.3	No breach of any provision of this agreement shall be waived or discharged except with the express written consent of the Seller and the Buyer.

14.4	The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

15.	INVALIDITY

15.1	If any provision of this agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction:

(a)	the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

(b)	the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision,

shall not be affected or impaired in any way.

16.	NOTICES

16.1	Any notice, demand or other communication given or made under or in connection with the matters contemplated by this agreement shall be in writing and shall be delivered personally, or sent by fax, prepaid first class post (air mail if posted to or from a place outside the United Kingdom) or by electronic mail:

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in the case of the Buyer to

IGT-UK Gaming Limited 2235 The Crescent Solihull Parkway Birmingham Business Park Birmingham B37 7YE:

Email: john.wimsett@IGT.com Fax: +44 121 779 7777

Attention: John Wimsett, Managing Director

With a copy to:

International Game Technology 9295 Prototype Drive Reno Nevada 89521 USA Email: richard.pennington@IGT.com Fax: +1 775 448 0120 Attention: Richard Pennington in the case of the Seller to:

Private Equity Management Group Financial Corporation One Park Plaza, Suite 550 Irvine California 92614 USA

Email: sxu@pemgroup.com Fax: +1 949 757 0978 Attention: Shiping Xu and shall be deemed to have been duly given or made as follows:

(a) if personally delivered, upon delivery at the address of the relevant party; (b) if sent by first class post, two Business Days after the date of posting; (c) if sent by air mail, five Business Days after the date of posting;

(d) if sent by fax, when despatched; and

(e) if sent by electronic mail, at the time it is sent;

provided that if, in accordance with the above provisions, any such notice, demand or other communication would otherwise be deemed to be given or made after 5.00 p.m. on a Business Day such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next Business Day.

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17.	COUNTERPARTS

17.1	This agreement may be executed in any number of counterparts which together shall constitute one agreement. Any party may enter into this agreement by executing a counterpart and this agreement shall not take effect until it has been executed by all parties.

17.2	Delivery of an executed signature page of a counterpart by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail shall take effect as delivery of an executed counterpart of this agreement. If either method is adopted, without prejudice to the validity of such agreement, each party shall provide the others with the original of such page as soon as reasonably practicable thereafter.

18.	GOVERNING LAW AND JURISDICTION

18.1	This agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with English law.

18.2	Each of the parties to this agreement irrevocably agrees that the courts of England shall have non-exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this agreement or its formation (respectively, “Proceedings” and “Disputes”) and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England.

18.3	Each party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum for any such Proceedings or Disputes and further irrevocably agrees that a judgment in any Proceedings or Disputes brought in any court referred to in this clause 18.3 shall be conclusive and binding upon the parties and may be enforced in the courts of any other jurisdiction.

18.4	Without prejudice to any other permitted mode of service the parties agree that service of any claim form, notice or other document (“Documents”) for the purpose of any Proceedings begun in England shall be duly served upon it if delivered personally or sent by recorded or special delivery post (or any substantially similar form of mail), in the case of:

(a)	the Seller, to an agent with an address in England as shall be notified in writing by the Seller to the Buyer within than five Business Days of the date of this agreement; and

(b)	the Buyer to IGT-UK Gaming Limited, 2235 The Crescent, Solihull Parkway, Birmingham Business Park, Birmingham, B37 7YE, (marked for the attention of John Wimsett, Managing Director), (with a copy for information only, to International Game Technology, 9295 Prototype Drive, Reno, Nevada 89521, USA, marked for the attention of Richard Pennington).

or such other person and address in England or Wales as the Seller shall notify the Buyer in writing or vice versa from time to time.

19.	THIRD PARTY RIGHTS

19.1	Any person (other than the parties to this agreement) who is given any rights or benefits under the agreement (a “Third Party”) shall be entitled to enforce those rights or benefits against the parties in accordance with the Contracts (Rights of Third Parties) Act 1999.

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19.2	Save as provided in clause 19.1 above the operation of the Contracts (Rights of Third Parties) Act 1999 is hereby excluded.

19.3	The parties may, amend, vary or terminate this agreement in such a way as may affect any rights or benefits of any Third Party which are directly enforceable against the parties under the Contracts (Rights of Third Parties) Act 1999 without the consent of such Third Party.

     IN WITNESS whereof this agreement has been duly executed and duly delivered as a deed on the date first above written.

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Exhibit 2.3

THE SELLER

EXECUTED as a DEED by PRIVATE
EQUITY MANAGEMENT GROUP
FINANCIAL CORPORATION, a
corporation incorporated in California and
signed and delivered as a deed on its
behalf by a person who, in accordance
with the laws of that jurisdiction, is acting
under the authority of that corporation:

/s/ Andrew Shayne

Name: Andrew Shayne Title: Director

/s/ Peter Paul Mendel Name: Peter Paul Mendel Title Director

Exhibit 2.3

THE BUYER

/s/ Thomas J. Matthews

Signed by THOMAS J. MATTHEWS for and on behalf of IGT-UK GAMING LIMITED

Exhibit 2.3

THE BORROWER

EXECUTED as a DEED by
PROGRESSIVE GAMING
INTERNATIONAL CORPORATION, a
corporation incorporated in Nevada and
signed and delivered as a deed on its
behalf by a person who, in accordance
with the laws of that jurisdiction, is acting	/s/	Terrance W. Oliver

under the authority of that corporation.